Exhibit 10.21

EQUITY SURRENDER

AND RELEASE AGREEMENT

This Equity Surrender and Release Agreement (this “Agreement”) is entered into as of May 26, 2011 (the “Effective Date”), by and between LSF5 COI Holdings, LLC, a Delaware limited liability company (“COI”), and Jon Howie (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is currently employed by Center Cut Hospitality, Inc., a Delaware corporation (“CCH”) and an indirect subsidiary of LSF5 Wagon Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to that certain Subscription Agreement (the “Subscription Agreement”) by and between the Company and Employee dated April 30, 2007, Employee purchased certain Class B Interests in the Company (the “Class B Interests”), subject to the terms and conditions of the Company’s Amended and Restated Limited Liability Company Agreement dated as of February 5, 2007, as amended from time to time (the “LLC Agreement”);

WHEREAS, in connection with Employee’s purchase of the Class B Interests, Employee received a corresponding percentage of Class C Interests in the Company (the “Class C Interests”) subject to the terms and conditions of the LLC Agreement;

WHEREAS, Employee’s employment with CCH will terminate as of the Effective Date; and

WHEREAS, effective as of the Effective Date, COI, a member of the Company, and Employee desire to provide for Employee’s surrender and relinquishment to COI of all of Employee’s right, title and interest in and to the Class B Interests, the Class C Interests and any other equity interests in the Company held by Employee (collectively, the “Interests”) in exchange for the cash payment described herein on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties, intending to be legally bound hereby, agree as follows:

1. Surrender and Relinquishment of the Interests. Employee hereby acknowledges and agrees that, as of the Effective Date, notwithstanding anything to the contrary in the Subscription Agreement, the LLC Agreement or any other agreement between Employee and the Company or any of its subsidiaries or affiliates, including, without limitation, Employee’s severance agreement with LSF5 Wagon Investments, LLC and Employee’s employment agreement with Center Cut Hospitality, Inc. (collectively, the “Relevant Agreements”), Employee hereby (a) surrenders and relinquishes to COI all of Employee’s right, title and interest in and to the Interests, whether vested or unvested, and (b) waives all notice requirements and other actions required to be taken by the Company or any of its affiliates under the Relevant Agreements in order to repurchase the Interests.

2. Consideration. In exchange for the surrender and relinquishment of the Interests, subject to Sections 3 and 4 below, COI shall, on the date that is 90 days after the Effective Date (or if such payment date does not fall on a business day of COI, the next following business day of COI), pay a cash payment (or cause a cash payment to be paid) to Employee in the amount of $356,294 (the “Payment”).

3. Surrender of Agreements. Employee further agrees that the Subscription Agreement, the LLC Agreement and any other agreements between the Company and Employee relating to the Interests (collectively, the “Surrendered Agreements”) are hereby surrendered as of the Effective Date with no further rights of Employee or obligations of the Company or any of its affiliates thereunder except as provided herein. In recognition of the foregoing, Employee acknowledges and agrees that, as a condition precedent to receipt of the Payment, Employee shall return the Surrendered Agreements to the Company on or before the seventh day following the Effective Date.

4. Execution of Separation Agreement and Cooperation. Employee acknowledges and agrees that, as a condition precedent to receipt of the Payment, (a) Employee must execute, deliver and not revoke that certain Separation Agreement by and between Employee and CCH entered into as of the Effective Date and (b) for a period of 90 days following the Effective Date, he must consult with CCH and its affiliates at the request from time to time of CCH or one of its affiliates with respect the following matters: (i) assisting CCH and its affiliates with the transitioning of Employee’s duties, projects, and assignments; (ii) advising CCH and its affiliates as to the status of all work product, in whatever stage it may be, that was in progress as of the Effective Date; and (iii) any other matter related to Employee’s former employment with CCH.

5. Release. Employee hereby releases, acquits and forever discharges, COI, the Company, CCH and their respective subsidiaries and affiliates, and all officers, directors, stockholders, shareholders, partners, members, managers, agents, employees, consultants and other representatives, including legal counsel, accountants and advisors, and all predecessors, purchasers, successors and assigns of the foregoing (collectively, the “Released Parties”) from all actions, causes of action, suits, arbitrations, hearings, audits, investigations, debts, liens, contracts, agreements, obligations, promises, liabilities, claims of any nature, whatsoever (whether in tort, contract, under laws or statutes), rights, demands, damages, losses, costs and expenses (including, without limitation, attorneys’ fees, court costs or other costs or expenses actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, that have accrued or which may accrue on account of, arising out of, or in any way related to the Interests or the surrender and relinquishment of the Interests as provided in this Agreement. Employee further acknowledges and agrees that he shall have no further right, interest or claim to, or based upon, the Interests or the LLC Agreement or any provisions in any of the Relevant Agreements relating to the Interests.

6. Employee Representations and Additional Agreements.

(a) Employee represents and warrants to COI that (i) this Agreement and the terms of this Agreement have been freely made and without duress, (ii) as of the Effective Date, Employee is the lawful owner of, and has good title to, the Interests, (iii) the Interests are free and clear of all liens, encumbrances, and adverse claims, (iv) Employee has not heretofore assigned, transferred, sold, delivered, mortgaged, pledged, granted options or rights to purchase, or encumbered the Interests, (v) Employee has the right, power, and authority to enter into this Agreement, and (vi) this Agreement has been duly executed by, and constitutes a legal, valid, binding and enforceable obligation of, Employee.

(b) Employee acknowledges that this Agreement is supported by good and valuable consideration and that once Employee has accepted the Payment, Employee has irrevocably ratified the terms and conditions of the release set forth in Section 5 above and is forever precluded from contesting the terms of such release.

(c) Employee agrees and covenants that Employee shall not in the future assert, file, or prosecute any claim, demand or cause of action that is released by this Agreement against any of the Released Parties to recover any damages or injunctive relief, whether on Employee’s own behalf or on behalf of an entity that is not a party to this Agreement. If Employee breaches this covenant-not-to-sue, the Released Party sued by Employee shall be entitled to recover from Employee all attorneys fees and costs incurred by it as a result of such breach.

(d) Employee agrees to indemnify and hold harmless each of the Released Parties from and against the full amount of any and all liabilities, losses, damages, or expenses (including costs and reasonable attorneys’ fees) or judgments suffered or incurred by the Released Parties in connection with any claim, demand or cause of action released by this Agreement brought by Employee or any person or entity under assignment or title derivative from Employee.

(e) Once the Payment has been paid to Employee, a subsequent dispute among the parties shall not affect the validity and enforceability of the releases, the covenants-not-to-sue, or the indemnities granted by Employee in favor of COI and the Released Parties.

7. Acknowledgement. Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and agrees that he is not relying upon any written or oral statement or representation of COI, the Company, CCH or any Released Party, or any failure of COI, the Company, CCH or any Released Party to disclose information, or any written or oral statements or representations or failure to disclose information by any employee, representative or agent of COI, the Company, CCH or any Released Party. Employee acknowledges and agrees that, in deciding to enter into this Agreement, Employee is relying on his or her own judgment and the judgment of the professionals of Employee’s choice with whom Employee has consulted.

8. Further Assurances. Employee agrees to execute and deliver, after the Effective Date, without additional consideration, any additional documents, and to take any further actions, deemed by COI, in its sole discretion, to be reasonably necessary or desirable to fulfill the intent of this Agreement and the transactions contemplated hereby.

9. Binding Nature. This Agreement shall be binding upon and shall inure to the benefit of COI and Employee and, in the case of Employee, shall also be binding upon and shall inure to the benefit of Employee’s spouse, heirs, predecessors, successors, assigns, representatives or agents.

10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable for any reason, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provisions, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

12. Headings. The Section headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

13. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

14. Entirety. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations and understandings with respect to the subject matter hereof.

[Signatures begin on next page.]

IN WITNESS WHEREOF, COI has caused this Agreement to be duly executed, and Employee has executed this Agreement, effective for all purposes as of the Effective Date.

LSF5 COI HOLDINGS, LLC

By:	/s/ Marc L. Lipshy
Name: Marc L. Lipshy
Title: President

EMPLOYEE

/s/ Jon W. Howie
Jon Howie

SIGNATURE PAGE

TO

EQUITY SURRENDER AND RELEASE AGREEMENT